Contact:

Genta Incorporated                                    Aventis
Media: Joy Schmitt                                    Arvind K. Sood
(908) 286-3980                                        Sr. VP, Investor Relations
schmitt@genta.com                                     & Financial Communications
                                                      Tel. 33 (0) 3 8899 1246
Investors: Tara Spiess                                Arvind.Sood@aventis.com
(908) 286-3980
spiess@genta.com                                      U.S. investor contact:
                                                      Felix Laucher
                                                      Felix.Laucher@aventis.com
                                                      (908) 243-7867

                                                      Media Relations
                                                      Corinne Hoff
                                                      Corinne.Hoff@aventis.com
                                                      Tel: +33 (0) 388 99 19 16
                                                      Fax: +33 (0) 388 99 11 13

Genta and Aventis Report Positive Results in Phase 3 Trial of Genasense(TM) Plus
           Chemotherapy in Patients with Advanced Malignant Melanoma

                       NDA Submission to the FDA Initiated

BERKELEY HEIGHTS, NJ and STRASBOURG, FRANCE - September 10, 2003 --Genta Incorporated (Nasdaq: GNTA) and Aventis (NYSE:AVE) today announced results from their Phase 3 clinical study of Genasense(TM) (oblimersen sodium) plus chemotherapy in patients with malignant melanoma. In conjunction with these results, the first portion of the New Drug Application (NDA) has been submitted to the Food and Drug Administration (FDA) for Genasense in this indication.

Senior executives from Genta and Aventis will discuss results of the study on a conference call that will be webcast beginning at 8:00 a.m. EST on Wednesday, September 10, 2003.

The Phase 3 trial enrolled patients at 140 sites from 12 different countries. A total of 771 chemotherapy naive patients were randomly assigned to receive dacarbazine (a standard chemotherapy drug) alone or in combination with Genasense. The primary endpoint of this trial was to compare the overall survival between the two treatment arms. Secondary endpoints included comparative analyses of progression-free survival and tumor response. The following results were obtained:

      o Analysis of all patients on an intent-to-treat (ITT) basis showed that the addition of Genasense to dacarbazine resulted in a median survival of 9.1 months, compared with 7.9 months for patients treated with dacarbazine alone (P=0.184).

      o For patients treated per-protocol who have completed a minimum follow-up of 12 months (N=480), the addition of Genasense resulted in a median survival of 10.1 months, compared with 8.1 months for dacarbazine alone (P=0.035).

      o For the ITT population (n=771), patients treated with Genasense plus dacarbazine showed a significant increase in median progression-free survival to 78 days, compared with 49 days for patients treated with dacarbazine alone (P=0.001).

      o For the ITT population (n=771), patients treated with Genasense plus dacarbazine achieved an antitumor response rate of 11.7% (using RECIST criteria), compared with 6.8% for patients treated with dacarbazine alone (P=0.019).

      o The addition of Genasense to dacarbazine did not appear to be associated with serious, previously unreported adverse reactions compared with the use of dacarbazine alone.

"Metastatic melanoma is one of the most devastating forms of cancer," said Loretta M. Itri, MD Genta's President, Pharmaceutical Development, and Chief Medical Officer. "These results have been observed in a disease that is notoriously unresponsive to standard therapy and for which no approved drug has shown a survival advantage. We believe the current data support the NDA submission we have initiated using provisions granted under the "Fast Track" designation for Genasense."

"One of our primary goals at Aventis is to deliver innovative products that help patients with cancer live longer with a better quality of life. Today's promising data may lead to an important advance in targeted therapies for patients with advanced malignant melanoma," said Frank Douglas, M.D., Head of Drug Innovation and Approval, and Member of the Board of Management at Aventis. "Our collaboration with Genta to develop and co-market Genasense underscores our commitment to develop breakthrough late-stage compounds that have significant benefit for patients as well as commercial potential."

"Genasense may significantly impact the way in which we treat metastatic melanoma," stated Frank Haluska, MD, PhD, Director of the Melanoma Program at Massachusetts General Hospital, and Assistant Professor of Medicine, Harvard Medical School. "The improvement shown in this very large trial marks a critical step in using targeted molecular approaches to attack this life-threatening disease."

The results from this trial will be presented at an upcoming scientific meeting this Fall.

A live conference call can be accessed as follows:
U.S./Canada: Dial (877) 634-8606, reference code: 2741947.
International: Dial (706) 679-3140, reference code: 2741947.

A replay will be available two hours after the completion of the conference call and archived through Friday, October 10, 2003, accessible as follows:
U.S./Canada: Dial (800) 642-1687, enter 2741947 for conference ID.
International: Dial (706) 645-9291, enter 2741947 for conference ID.

The audio webcast can also be accessed via the web at Genta's Investor Relations website at: http://www.genta.com/genta/InvestorRelation/events.html and will be archived for 30 days.

About Genasense

Genasense is the first oncology drug of its kind to directly target the biochemical pathway (known as apoptosis) whereby cancer cells are ultimately killed by chemotherapy. Genasense is believed to inhibit the production of Bcl-2, a protein that is highly expressed in malignant melanoma and that is believed to be a fundamental cause of resistance to anticancer therapy. By inhibiting Bcl-2, Genasense may greatly improve the activity of anticancer therapy.

Genasense, which is being developed in collaboration with Aventis, is currently the subject of 20 clinical studies, including randomized trials in patients with prostate cancer, small cell lung cancer, and non-small cell lung cancer. Additional non-randomized trials are ongoing for patients with myeloma, non-Hodgkin's lymphoma (NHL), acute myeloid leukemia, mantle cell lymphoma, and cancers of the breast, lung, colon, prostate, stomach, pancreas, liver and kidney.

About Melanoma

Malignant melanoma is the most deadly form of skin cancer. The incidence of this disease is increasing by approximately 4% annually in the US. In 2002, almost 54,000 cases of malignant melanoma were diagnosed. Melanoma is the number one cause of cancer death in women aged 25 to 30. For more information on melanoma please visit : http://www.nci.nih.gov/cancer_information/cancer_type/melanoma

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company's research platform is anchored by two major programs that center on RNA/DNA-based medicines and small molecules. Genasense(TM) (oblimersen sodium), the Company's lead compound from its RNA/DNA Medicines program, is being developed with Aventis and is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta's small molecule program is Ganite(TM) (gallium nitrate injection), which the Company intends to market for the treatment of cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

About Aventis

Aventis is dedicated to treating and preventing disease by discovering and developing innovative prescription drugs and human vaccines. In 2002, Aventis generated sales of (euro) 17.6 billion, invested (euro) 3.1 billion in research and development and employed approximately 71,000 people in its core business. Aventis corporate headquarters are in Strasbourg, France. For more information, please visit: www.aventis.com

This press release and the associated conference call contain forward-looking statements with respect to business conducted by Genta Incorporated and Aventis Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Companies' Annual Report/Form 10-K for 2002.


                                      -3-